Exhibit 99

Sypris Reports 2015 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 30, 2016--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its fourth quarter and full year ended December 31, 2015.

HIGHLIGHTS

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For the Fourth Quarter:

  Consolidated revenue and gross profit for the fourth quarter declined sequentially, primarily reflecting a reduction in the demand for commercial vehicles and the rebalancing of inventory by certain customers.
  Revenue for Sypris Electronics increased 26% from the prior fourth quarter to $8.9 million, while gross profit increased $1.2 million to $0.3 million.
  Sypris Electronics delivered a Sypris Cyber Range to the NEC Corporation in Singapore. The Range is to serve as a platform for cybersecurity training, modeling and simulation.
  Sypris Technologies received new purchase orders from a variety of customers for the forging and machining of axle shafts; the forging of input shafts and brake flanges; the machining of knuckles; and the provision of shot blast, heat treat and tooling services.

For the Full Year:

  Consolidated revenue declined to $145.3 million, reflecting the previously-reported loss of a major customer for Sypris Technologies.
  Revenue and gross profit for Sypris Electronics increased $4.7 million and $4.3 million, respectively, from 2014.
  The Company raised $15.7 million through transactions involving the sale of its underutilized manufacturing facility in Morganton, North Carolina, and related assets, to Meritor.
  The Company secured a new asset-based revolving credit facility for up to $15.0 million and a $12.0 million, three-year term loan to replace its $10.0 million revolving credit facility.
  The Company raised $5.5 million in the form of subordinated debt.
  The Company implemented system-wide cost reduction initiatives that are estimated to exceed $9.0 million per year of savings on an annualized basis.
  Sypris Electronics announced the commissioning of its first Sypris Cyber Range in the Security Operations Center for the Ministry of Home Affairs in Singapore.

  Sypris Technologies entered into new long-term contracts with Volvo and Detroit Axle for the supply of drive-train components.

Subsequent to Year-End:

  Sypris Electronics was awarded a $5.0 million engineering services contract for a defense program.
  Sypris Electronics was notified by an agency of the Department of Defense of its intent to deploy a Sypris Cyber Range to test, evaluate and train personnel for the next generation of cyber threats.
  Sypris Electronics received a purchase order for the Sypris Cyber Range for delivery to Kyushu University in Fukuoka, Japan.
  Sypris Electronics received a $13.8 million contract for the manufacture of circuit card assemblies for use in a program of the US Armed Services. Deliveries are expected to run from 4Q16 through 2018.
  As a result of the positive momentum generated by these and other orders, the Company now expects orders for Sypris Electronics to reach $24.0 million for the first quarter of 2016 compared to $4.6 million for the comparable period in 2015.
  The Company completed a sale-leaseback transaction for its underutilized manufacturing facility located in Toluca, Mexico, generating gross proceeds of approximately $12.1 million.
  The Company amended its revolving credit facility to provide additional availability for use in the Company’s operations.

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“Significant progress has been made during this past year,” commented Jeffrey T. Gill, president and chief executive officer. “The Company’s fixed overhead has been reduced, underperforming and underutilized assets have been divested, significant liquidity has been raised and important new business has been secured. We have more work yet to do, but we have a great team and the Company is clearly positioned for a much better year in 2016.”

The Company reported revenue of $29.1 million for the fourth quarter compared to $87.2 million for the prior year period, primarily reflecting the cessation of our shipments to Dana Holding Corporation as of December 31, 2014. Additionally, the Company reported a net loss of $5.5 million, or $0.28 per share, as compared to a loss of $2.0 million, or $0.11 per share, for the prior year comparable period.

For the full year ended December 31, 2015, the Company reported revenue of $145.3 million compared to $354.8 million for the prior year and a net loss of $27.2 million, or $1.38 per share, compared to a net loss of $1.2 million, or $0.06 per share, for the prior year. The results for the year ended December 31, 2015 include a gain of $7.7 million from the sale of assets partially offset by a non-cash charge of $2.2 million for a valuation allowance on our net deferred tax asset in Mexico.

“Sypris Technologies also continues to adjust manpower and overhead expenses to reflect the recent softness in the commercial vehicle market that started during the fourth quarter,” added Mr. Gill. “We have worked diligently to control our costs while taking actions to rebuild and diversify our customer base.”

“Sypris Electronics continued its efforts to diversify its portfolio of products and services in response to the challenges posed by the U.S. defense industry. Our team is beginning to gain traction on several new technologies, including interest in our Cyber Security platform, where the Sypris Cyber Range continues to gain important momentum, and our patented identity authentication solution, SiOMetrics, is being evaluated for use in a variety of commercial applications. Progress within these platforms represents an important step towards the achievement of our margin expansion and diversification objectives,” Mr. Gill continued.

Sypris Technologies

Revenue for Sypris Technologies decreased 74.8% to $20.2 million in the fourth quarter compared to $80.2 million for the prior year period, primarily as a result of the cessation of the Dana business. Gross profit for the quarter was $0.8 million, or 3.8% of revenue, compared to $10.2 million, or 12.7% of revenue for the same period in 2014.

Sypris Electronics

Revenue for Sypris Electronics increased 26% to $8.9 million in the fourth quarter of 2015 from $7.1 million in the prior year period, reflecting higher product sales of one of our key encryption products. Gross profit for the quarter was $0.3 million, or 3.2% of revenue, compared to a loss of $1.0 million for the prior year period, primarily reflecting the change in product mix combined with overhead reductions.

Outlook

Mr. Gill added, “We will continue to concentrate on daily execution within both of our businesses. The Company is working to adjust manpower and overhead expenses to align with projected levels of customer demand and market requirements, while optimizing our ability to bring in potential new business. Sypris Electronics has continued to invest in a number of product development projects and is encouraged by the award of a significant engineering services contract in the defense sector subsequent to year-end.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: our failure to develop and implement plans to mitigate the impact of loss of revenues from Dana or to adequately diversify our revenue sources on a timely basis; reliance on major customers or suppliers; declining markets or market share in our commercial vehicle and energy-related product lines, especially as we attempt to transition from legacy products and services into new market segments, customers and technologies; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers; dependence on, retention or recruitment of key employees; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; our ability to successfully develop, launch or sustain new products and programs; disputes or litigation involving customer, supplier, employee, lessor, landlord, creditor, stockholder, product liability or environmental claims; the costs and supply of, or access to, debt, equity capital, or insurance; fees, costs or other dilutive effects of refinancing, or compliance with covenants; inventory valuation risks including excessive or obsolescent valuations; potential impairments, non-recoverability or write-offs of assets or deferred costs; our inability to successfully complete definitive agreements for our targeted acquisitions due to negative due diligence findings or other factors; the costs of compliance with our auditing, regulatory or contractual obligations; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; our reliance on third party vendors and sub-suppliers; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; cost and availability of raw materials such as steel, component parts, natural gas or utilities; regulatory actions or sanctions (including FCPA, OSHA and Federal Acquisition Regulations, among others); potential weaknesses in internal controls over financial reporting and enterprise risk management; U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; breakdowns, relocations or major repairs of machinery and equipment; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2015	2014
	(Unaudited)
Revenue	$29,121	$87,215
Net loss	$(5,493)	$(2,047)
Loss per common share:
Basic	$(0.28)	$(0.11)
Diluted	$(0.28)	$(0.11)
Weighted average shares outstanding:
Basic	19,702	19,601
Diluted	19,702	19,601

	Year Ended
	December 31,
	2015	2014
	(Unaudited)
Revenue	$145,323	$354,776
Net loss	$(27,216)	$(1,184)
Loss per common share:
Basic	$(1.38)	$(0.06)
Diluted	(1.38)	(0.06)
Weighted average shares outstanding:
Basic	19,688	19,586
Diluted	19,688	19,586

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Net revenue:
Sypris Technologies	$20,230	$80,158	$108,134	$322,262
Sypris Electronics	8,891	7,057	37,189	32,514
Total net revenue	29,121	87,215	145,323	354,776
Cost of sales:
Sypris Technologies	19,470	69,973	108,924	280,241
Sypris Electronics	8,610	8,012	36,081	35,705
Total cost of sales	28,080	77,985	145,005	315,946
Gross profit (loss):
Sypris Technologies	760	10,185	(790)	42,021
Sypris Electronics	281	(955)	1,108	(3,191)
Total gross profit	1,041	9,230	318	38,830
Selling, general and administrative	5,431	10,125	27,845	35,531
Research and development	132	302	779	579
Severance and equipment relocation costs	315	-	1,338	-
Operating (loss) income	(4,837)	(1,197)	(29,644)	2,720
Interest expense, net	952	151	4,223	617
Other income, net	(48)	(432)	(8,643)	(1,282)
(Loss) income before taxes	(5,741)	(916)	(25,224)	3,385
Income tax expense, net	(248)	1,131	1,992	4,569
Net loss	$(5,493)	$(2,047)	$(27,216)	$(1,184)
Loss per common share:
Basic	$(0.28)	$(0.11)	$(1.38)	$(0.06)
Diluted	$(0.28)	$(0.11)	$(1.38)	$(0.06)
Dividends declared per common share	$-	$0.02	$-	$0.08
Weighted average shares outstanding:
Basic	19,702	19,601	19,688	19,586
Diluted	19,702	19,601	19,688	19,586

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	December 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,349	$7,003
Accounts receivable, net	12,394	47,666
Inventory, net	20,192	29,031
Other current assets	4,459	5,666
Assets held for sale	3,230	-
Total current assets	41,624	89,366
Property, plant and equipment, net	22,178	37,654
Other assets	4,310	2,661
Total assets	$68,112	$129,681
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,311	$39,027
Accrued liabilities	11,661	18,775
Current portion of long-term debt	3,846	17,000
Total current liabilities	26,818	74,802

Note payable - related party	5,500	-
Long-term debt	10,000	-
Other liabilities	6,082	7,991
Total liabilities	48,400	82,793
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,826,236 shares issued and 20,776,544 outstanding in 2015 and 20,567,735 shares issued and 20,485,043 outstanding in 2014	208	206
Additional paid-in capital	152,077	151,314
Accumulated deficit	(106,812)	(79,596)
Accumulated other comprehensive loss	(25,760)	(25,035)
Treasury stock, 49,692 and 82,692 shares in 2015 and 2014, respectively	(1)	(1)
Total stockholders’ equity	19,712	46,888
Total liabilities and stockholders’ equity	$68,112	$129,681

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Year Ended
	December 31,
	2015	2014
	(Unaudited)
Cash flows from operating activities:
Net loss	$(27,216)	$(1,184)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	9,035	10,409
Deferred income taxes	2,230	1,050
Stock-based compensation expense	842	1,597
Deferred revenue recognized	(4,200)	(8,657)
Deferred loan costs recognized	2,333	78
Gain on the sale of assets	(7,480)	(19)
Provision for excess and obsolete inventory	1,069	1,150
Other noncash items	(1,289)	(993)
Contributions to pension plans	(315)	(1,090)
Changes in operating assets and liabilities:
Accounts receivable	24,700	(9,091)
Inventory	5,432	4,276
Prepaid expenses and other assets	(4,470)	(143)
Accounts payable	(13,388)	2,425
Accrued and other liabilities	(730)	3,237
Net cash (used in) provided by operating activities	(13,447)	3,045
Cash flows from investing activities:
Capital expenditures	(1,825)	(5,259)
Proceeds from sale of assets	15,741	30
Net cash provided by (used in) investing activities	13,916	(5,229)
Cash flows from financing activities:
Repayment of former Revolving Credit Agreement	(17,000)	-
Repayment of note payable - Meritor	(3,779)	-
Proceeds from issuance of Term Loan	12,000	-
Principal payments on Term Loan	(286)	-
Proceeds from related party note payable	5,500	-
Proceeds from New Revolving Credit Agreement	2,132	-
Net change in debt under Credit Facility	-	(7,000)
Debt issuance and modification costs	(4,203)	-
Common stock repurchases	-	(426)
Indirect repurchase of shares for minimum statutory tax withholdings	(77)	(429)
Cash dividends paid	(410)	(1,635)
Proceeds from issuance of common stock	-	3
Net cash used in financing activities	(6,123)	(9,487)
Net decrease in cash and cash equivalents	(5,654)	(11,671)
Cash and cash equivalents at beginning of year	7,003	18,674
Cash and cash equivalents at end of year	$1,349	$7,003

CONTACT:
Sypris Solutions, Inc.
Anthony C. Allen, 502-329-2000
Chief Financial Officer